Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated April 28, 2000, with respect to the consolidated financial statements of Take Aim Holding Ltd. and its subsidiaries (a development stage enterprise), as of December 31, 1999 and for the period from January 4, 1999 (date of inception) to December 31, 1999 in the Amendment to Current Report (Form -8K/A) of Uproar, Inc.


/s/ Somekh Chaikin
------------------
Certified Public Accountants (Israel)

October 11, 2000